Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Series Fund, Inc.

We consent to the use of our reports dated July 27, 2016, with respect to the financial statements of Voya Corporate Leaders® 100 Fund, Voya Mid Cap Research Enhanced Index Fund (formerly, Voya Mid Cap Value Advantage Fund), and Voya Small Company Fund, each a series of Voya Series Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

May 23, 2017